GLOBAL TECHNOLOGY INDUSTRIES, INC.

RESTRICTED STOCK AGREEMENT

June 5, 2006

Morris Mark
Global Technology Industries, Inc.
375 Park Avenue - Suite 1505
New York, New York 10152

Dear Mr. Mark:

This Agreement confirms the grant of Restricted Stock to you effective as of June 5, 2006 by Global Technology Industries, Inc., upon the terms and conditions described herein.

1. Grant of Restricted Stock. Pursuant to action of its Board of Directors, Global Technology Industries, Inc. (the “Company”) hereby grants you “Restricted Stock” for an aggregate of 23,000 shares of the Company’s Common Stock (the “Restricted Shares”) for $225.40 in cash, at a purchase price of $0.0098 per share, subject to the terms and conditions hereinafter set forth.

2. Closing. The transfer of the Restricted Shares (the “Closing”) shall occur simultaneously with the execution of this Agreement. Concurrently with the execution of this Agreement, (i) the Company shall have delivered to you a certificate representing the Restricted Shares, and (ii) you shall have delivered to the Company a duly executed (A) stock power, endorsed in blank, relating to the Restricted Shares, and (B) a duly signed election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the grant of Restricted Shares; provided that the election shall only be delivered if you intend to make such an election at the Closing.

3. Restrictions. The Restricted Shares are being awarded to you subject to the transfer and forfeiture restrictions set forth below (the “Restrictions”), which shall lapse after the expiration of the vesting periods described in paragraph 4 below.

(a) Transfer. You may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Shares still subject to Restrictions.

(b) Forfeiture. Upon termination of your directorship with the Company for any reason, all Restricted Shares for which the Restrictions have not lapsed at such time shall be returned to or canceled by the Company, and shall be deemed to have been forfeited by you. Upon a forfeiture of your Restricted Shares, the Company will not be obligated to pay you any consideration whatsoever for the forfeited Restricted Shares.

4. Lapse of Restrictions.

(a) The Restrictions shall lapse to the extent the Restricted Shares have become vested, as follows:

(i) 33 1/3% of the Restricted Shares shall become vested on the 12-month anniversary of the consummation of the Company’s initial public offering (the “Effective Date”);

(ii) 33 1/3% of the Restricted Shares shall become vested on the 24-month anniversary of the Effective Date; and

(iii) 33 1/3% of the Restricted Shares shall become vested on the 36-month anniversary of the Effective Date.

(b) To the extent the Restrictions shall have lapsed under this paragraph 4 with respect to any portion of the Restricted Shares, those shares (“Vested Shares”) will be free of the terms and conditions of this Agreement.

5. Adjustments. The terms “Restricted Shares” and “Vested Shares” shall include any shares or other securities that you receive or become entitled to receive as a result of your ownership of the original Restricted Shares.

6. Custody. All certificates representing the Restricted Shares (other than Vested Shares) shall be deposited, together with stock powers executed by you, in proper form for transfer, with the Company. The Company is hereby authorized to effectuate the transfer into its name of all certificates representing the Restricted Shares which are forfeited to the Company pursuant to paragraph 3 hereof. Certificates representing shares as to which the Restrictions have lapsed shall, subject to any applicable securities law restrictions, be delivered by the Company to you or your personal representative.

7. Voting and Other Rights.

(a) Upon the registration of the Restricted Shares in your name, you shall have all of the rights and status as a stockholder of the Company with respect to the Restricted Shares, including the right to vote such shares and to receive dividends or other distributions thereon.

(b) The grant of the Restricted Shares to you does not confer upon you any right to continue as a director of the Company.

8. Withholding Taxes. The award or other transfer of the Restricted Shares, and the lapse of Restrictions on the Restricted Shares, shall be conditioned further on any required withholding taxes having been collected by lump sum payroll deduction or direct payment to the Company.

9. Miscellaneous. This Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company and your successors, assigns and estate, including your executors, administrators and trustees; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) may not be amended except in writing and signed by both parties hereto.

To confirm your acceptance of the foregoing, please sign and return one copy of this Agreement to Robert B. Kay at Global Technologies Industries, Inc.

GLOBAL TECHNOLOGY INDUSTRIES, INC.

By:	/s/ Robert B. Kay
Name: Robert B. Kay
Title: Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Morris Mark

Date:	June 5, 2006

Section 83(b) Election

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations Section 1.83-2.

a.	The taxpayer who performed the services is:

Name:  _____________________________________

Address:  ___________________________________

__________________________________

Social Security No.: ___________________________

b.	The property with respect to which the election is made is ______ shares of the Common Stock of Global Technology Industries, Inc.

c.	The property was transferred on ________ __, _____.

d.	The taxable year for which the election is made is the calendar year _____.

e.
The property is subject to a risk of forfeiture pursuant to which the taxpayer will forfeit the property if taxpayer’s service with the issuer is terminated. This risk of forfeiture lapses in a series of installments over a three-year period ending on ________ ___, _____.

f.	The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $_____ per share.

g.	A copy of this statement was furnished to Global Technology Industries, Inc., for whom taxpayer renders the services underlying the transfer of such property.

h.	This statement is executed on _______ __, _____.

Signature of Spouse (if any)	Signature of Taxpayer

This election must be filed with the Internal Revenue Service Center with which the taxpayer files his or her federal income tax returns and must be filed within 30 days after the date of purchase. This filing should be made by registered or certified mail, return receipt requested. The taxpayer must retain two copies of the completed form for filing with his or her federal and state tax returns for the current tax year and an additional copy for his or her records.